Black Hills Corporation to Acquire Aquila’s

Gas Utility Operations in Kansas

Kansas Customers Currently Served by Aquila Will Benefit from Black Hills’ Hundred-Year History of Reliable, High-Quality Customer Service

RAPID CITY, S. Dak. and WICHITA, Kan., February 7, 2007 — Black Hills (NYSE: BKH), a diversified energy company based in Rapid City, South Dakota, today announced that it has signed a definitive agreement to purchase from Aquila (NYSE: ILA) its gas utility operations in the State of Kansas, as well as certain other Aquila-owned utility assets in three other states.

“Black Hills is a diversified energy company with roots in utility operations dating back to the 1880s,” said David R. Emery, Chairman, President and Chief Executive Officer of Black Hills. “We look forward to extending our utility operations to Kansas, Iowa, and Nebraska, where we currently have no presence, and expanding them in Colorado, where we currently have a substantial non-regulated energy presence. We look forward to welcoming Aquila’s employees in all four states to the Black Hills team. And we particularly look forward to delivering to our new customers in those states the benefits of the reliable, clean and value-priced energy we have long been providing to our customers in our current home region.”

Under the proposed transaction, the completion of which is subject to various federal and state regulatory approvals, including that of the Kansas Corporate Commission, and certain other closing conditions, Black Hills will purchase Aquila’s gas utility operations in Kansas, which serve approximately 108,000 customers, providing them with about 23 BCF (billion cubic feet) of natural gas annually.

The communities served by these utilities include Dodge City, Garden City, Goodland, Lawrence, Liberal, and Wichita.

The purchase of Aquila’s Kansas operations, which Black Hills expects to take place in about a year, is part of a larger transaction in which Black Hills will also purchase certain Aquila utility properties and related operations in Colorado, Nebraska and Iowa, for a total cash purchase price of $940 million.

As also announced separately this morning, Aquila, which is based in Kansas City, Mo., has signed a definitive agreement to be acquired by Great Plains Energy (NYSE: GXP), also of Kansas City, in a cash and stock transaction valued at $1.7 billion. Black Hills’ purchase of Aquila’s utility assets in Colorado, Kansas, Nebraska and Iowa will be completed immediately prior to completion of the Great Plains Energy/Aquila transaction.

Black Hills currently provides electric utility services to a total of 101,500 customers in South Dakota, Wyoming, and Montana, and gas utility services to another 32,000 customers in Wyoming. Upon completion of the two transactions, Black Hills will have a total of more than 750,000 gas and electric customers in seven contiguous Midwestern and Rocky Mountain states.

Credit Suisse Securities (USA), LLC served as exclusive financial advisor to Black Hills in this transaction.

About Black Hills

Black Hills is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the company’s wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at www.blackhillscorp.com.

Advisory to Broadcast Media: A video clip of an interview with David R. Emery, Chairman, President and CEO of Black Hills Corporation, regarding this transaction is available at http://www.linnproductions.com/clients/media.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Black Hills believes that its expectations as contained in this news release are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct or that the transactions described above will occur. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the Company’s 2005 Annual Reports on Form 10-K and its other public filings, press releases and discussions with Company management. Black Hills undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:	Kyle D. White
VP Corporate Affairs

Black Hills Corporation

605-721-2313

kwhite@bh-corp.com

or

Diana C. Postemsky

Kekst and Company

212-521-4805

diana-postemsky@kekst.com